[INSERT LETTERHEAD]

December  __, 2010

Equinox Funds Trust

1660 Lincoln Street

Suite 100

Denver, CO 80264

RE:

Initial Capital Agreement

Ladies and Gentlemen:

In order to provide Equinox Funds Trust (the “Trust”) with the initial capital required pursuant to Section 14 of the Investment Company Act of 1940, as amended, [____] (“[____]”) is hereby purchasing from the Trust 10,000 shares of beneficial interest, $0.01 par value, of Class [____] shares of Equinox Market Neutral Commodity Strategy Fund, a series of the Trust (the “Shares”), at a purchase price of $10.00 per share, for a total purchase price of $100,000.

[____] is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), on the basis that the sale of such shares will be exempt under Section 4(2) of the 1933 Act as not involving any public offering. Reliance on such exemption is predicated, in part, on [____]’s representation and warranty to the Trust that the Shares are being acquired for [____]’s own account for investment purposes and not with a view to the distribution or redemption thereof, and that [____] has no present intention to dispose of the Shares.  [____] further represents that it will not take any action that will subject the sale of the Shares to the registration provisions of the 1933 Act.

Sincerely,

[____]

By:

Name:

Title: